TECHNOLOGY LICENSE AGREEMENT



                   THIS AGREEMENT made as of, and effective from, the 15th day of October, 1997.

B E T W E E N:

         DURA PRODUCTS INTERNATIONAL INC., a corporation incorporated under the laws of the Province of Ontario, (hereinafter referred to as "Dura Products")

                                                              OF THE FIRST PART

                                     - and -

         DURASKID (NEW ENGLAND), L.L.C., a limited liability company formed under the laws of the Commonwealth of Massachusetts, (hereinafter referred to as the "Company")

                                                             OF THE SECOND PART


         WHEREAS Dura Products owns all right, title and interest to Duraskid Technology;

         AND WHEREAS Dura Products wishes to provide the Company with the right to use Duraskid Technology for the purpose of manufacturing, marketing, selling and distributing Duraskid Products in the Territory in accordance with, and subject to, the terms and conditions of this Agreement;

         NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and covenants herein contained, the value and sufficiency of which is hereby agreed and acknowledged, the parties hereto agree as follows:

                                   ARTICLE ONE

                                 INTERPRETATION

1.1      DEFINITIONS

         In this Agreement, the following terms shall have the following meanings:

         (1) "Business Day" shall mean each week day, except Saturday and Sunday, and any week day which is a statutory holiday observed in the Province of Ontario or in the Commonwealth of Massachusetts;

         (2) "Confidential Information" shall have the meaning ascribed to it in Section 4.3 hereof;

         (3) "Dies" means those dies configured using the Duraskid Technology and used to manufacture Duraskid Products, as such Dies are more particularly defined in Schedule 1 attached hereto;

         (4) "Duraskid Modifications" means all functional changes, upgrades, innovations, customizations, changes, improvements, modifications and enhancements of the Duraskid Technology that are created by Dura Products, or created by the Company as contemplated by Section 4.2 hereof;

         (5) "Duraskid Products" means pallets and skids manufactured using the Duraskid Technology and shall include all upgrades, functional changes, releases, enhancements, customizations and improvements thereto;

         (6) "Duraskid Technology" shall mean the technology, intellectual property (including without limitation, industrial designs, patents and copyrightable works), information (whether confidential information, trade secrets, or otherwise), concepts, ideas, data, written materials, formulae, computer programs, charts, drawings, development notes, operational and functional specifications, technical requirements, and related documentation, whether in electronic, graphic, artistic or human readable text form, concerning pallets or skids manufactured from composite materials which is owned by Dura Products, is more particularly defined and set out in Schedule 1 attached hereto, and which shall include all Duraskid Modifications;

         (7) "Duraskid Technology Specifications" shall mean the operational, functional, and technical specifications concerning the Duraskid Technology that are set out in
                  Schedule 1 attached hereto;

         (8)      "Duraskid US" means Duraskid and Products,  Inc.;

         (9) "Gross Sales" means the aggregate gross amounts, fees, monies and consideration that are payable by any person to the Company, both during and after any termination of this Agreement, in any connection whatsoever with the manufacture, sale or distribution, use, exploitation, or commercialization of all, or any part of, the Duraskid Technology or Duraskid Products including any such gross payable amounts, fees, monies, and consideration associated with any Duraskid Product maintenance, customization, enhancement, installation, training, networking, and upgrading services, and including any such gross payable amounts, fees, monies, and consideration in connection with any equipment, technology, intellectual property distribution sale, lease, rental, license, trust or bailment; provided however, (i) the gross amounts payable to the Company shall exclude transportation costs included in such amounts to ship Products from the Company's factory to the location designated by the purchaser and (ii) if Products are sold to a company primarily carrying on the business of pallet leasing and which is controlled by Dura Products or an affiliate thereof at a price which is less than 95% of the best available pricing for Products to the Company's customers, the purchase price for such Products shall not be included in Gross Sales;

         (10)     "Joint  Venture  Agreement"  means the  agreement  dated as of
                  September  23,  1997  among  Dura   Products,  the Company and
                  various other parties;

         (11) "Operating Agreement" means that certain operating agreement relating to the Company dated the date hereof among the Company, Duraskid US and Woodco;

         (12) "Parties" and "parties" shall mean each of Dura Products and the Company collectively, and/or severally, as the context of the provision reasonably requires;

         (13) "Purpose" shall have the meaning ascribed to it in Subsection 2.1(1) hereof;

         (14) "Royalties" has the meaning ascribed to it in Section 3.1 hereof;

         (15) "Start-up Test" has the meaning ascribed to it in Section 2.8 hereof;

         (16)     "Term" has the meaning ascribed to it in Section 5.1 hereof;

         (17) "Territory" shall mean the States of Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island, Vermont and that part of upper New York State described in Schedule 2, except as otherwise provided in Section 2.3 of this Agreement;

         (18)     "Woodco" means Environmental Composite Products L.L.C.

1.2      HEADINGS

         The division of this Agreement into Articles and sections and the insertion of headings are for convenient reference only, and shall not affect either the construction or the interpretation of this Agreement. The terms, "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular part, Article, section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to parts, Articles and sections are to parts, Articles and sections of this Agreement.

1.3      ENTIRE AGREEMENT

         This Agreement, including all Schedules attached hereto, together with the Joint Venture Agreement and all agreements contemplated therein hereby constitute the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior or contemporaneous proposals, draft or proposed written contracts, letters of intent, understandings or agreements, whether written or oral and whether express or implied, regarding such subject matter. No amendment or modification of this Agreement shall be binding unless in writing and signed by duly authorized representatives of each party.

1.4      SEVERABILITY

         If any provision of this Agreement is determined to be invalid or unenforceable by an arbitrator or a court of competent jurisdiction from which no further appeal lies or is taken, that provision shall be deemed to be severed herefrom, and the remaining provisions of the Agreement shall not be affected thereby and shall remain valid and enforceable; provided that in the event that any portion of the Agreement shall have been so determined to be or become invalid or unenforceable (the "offending portion"), Dura Products and the Company shall negotiate in good faith such reasonable changes to the Agreement as will best preserve the parties' intentions, benefits and obligations that were otherwise the subject of such offending portion. If, after thirty (30) days from the commencement of such negotiations, no agreement has been reached between the parties concerning such matter, Dura Products and the Company shall each have the right to submit such matter to an arbitrator appointed in accordance with Subsection 5.6(2) of this Agreement who shall have the power to revise or modify the Agreement for the sole purpose of preserving and realizing such intentions, benefits and obligations of the parties.

1.5      WAIVER

         A waiver of a breach or default under this Agreement shall not be a waiver of any other breach or default. Failure or delay by either party to enforce compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition.

1.6      CURRENCY

         In this Agreement, all references to currency shall be references to the lawful currency of the United States of America.

1.7      GOVERNING LAW AND ATTORNMENT

         This Agreement shall be exclusively governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts. Each party hereby attorns and submits to the non-exclusive jurisdiction of the Courts of the Commonwealth of Massachusetts. The parties hereby waive all right to any trial by jury and agree that, subject to section 5.6 hereof, all trials that may arise shall be by a court of competent jurisdiction presided over by a single judge to determine issues of fact and law.

1.8      STATUTORY REFERENCES

         Unless expressly stated to the contrary, any references in this Agreement to any law, by-law, rule, regulation, order or act of any government, governmental body or other regulatory authority shall have been construed as a reference thereto as enacted either as at the date hereof, or as such law, by-law, rule, regulation, order or act may be amended, re-enacted or superseded from time to time after the effective date hereof.

1.9      CALCULATION OF TIME PERIOD

         When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next Business Day. If under this Agreement any payment or calculation is to be made or any other action is to be taken on a day which is not a Business Day, that payment or calculation is to be made, and that other action is to be taken, as applicable, on or as of the next day that is a Business Day.

1.10     GENDER AND NUMBER

         Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.11     EXERCISE OF DISCRETION

         Whenever either party has the right to exercise its discretion under this Agreement, such party shall act in good faith, and not arbitrarily or in bad faith, in exercising such discretion, and reasonably unless expressly specified otherwise herein.

1.12     TIME OF THE ESSENCE

         The parties agree that time shall be of the essence in the performance of every obligation and duty of this Agreement.

1.13     ACCOUNTING TERMS

         All accounting terms that are not specifically defined herein, and all accounting obligations, duties, procedures and practices that are undertaken pursuant to this Agreement, shall be construed, interpreted and undertaken in accordance with generally accepted accounting principles that exist in the United States of America from time to time.

1.14     SURVIVAL

         The parties agree that the provisions and restrictions described in Sections and Subsections 2.1(2), 2.2(1), 2.4(4), 2.4(5), 3.1, 3.2, 3.3, 3.4 3.5,
3.6, 4.1(2)(v) and (vi), 4.1(3),  4.1(4),  4.1(5),  4.2, 4.3, 5.2(3),  5.4, 5.5,
5.10, 5.15, and this Section 1.14 shall survive any termination or expiration of this Agreement.

1.15     INTERPRETATION

         In  the  event  of any  inconsistencies,  conflicts  or  contradictions between the provisions of this Agreement and any of the Schedules attached hereto, the provisions of this Agreement shall govern and prevail, and the provisions of this Agreement shall have interpretive priority over any provisions of any Schedule attached hereto to the extent of any such conflict or contradiction.

1.16     SCHEDULES

         Schedule 1      -   Duraskid Technology
         Schedule 2      -   Portion of New York State Included in the Territory
         Schedule 3      -   Duraskid Products


                                   ARTICLE TWO

                                 LICENSE RIGHTS


2.1      LICENSE

         (1) Subject to the terms and conditions of this Agreement, Dura Products hereby grants the Company an exclusive, personal, non-transferable and restricted right to use the Duraskid Technology solely for the purpose (the "Purpose") of manufacturing, distributing, selling and marketing Duraskid Products in the Territory during the Term.

         (2) The Duraskid Products which are being distributed and sold by the Company shall be of a technical quality and operational standard that is consistent with the highest industry standards in the United States of America for reasonably similar pallets and skids.

         (3) For greater certainty, the Company shall not have the right to sublicense any of its rights under this Agreement to any person, or to retain the services of any other person in the exercise of its rights under this Agreement, (whether by the retainer of an independent contractor or otherwise) without the prior written consent of Dura Products, which may be unreasonably withheld.

         (4) For greater certainty, the Company shall not have any right to modify, change, upgrade, innovate, create derivative works of, improve, enhance or customize in any manner, or to any extent, any aspect of the Duraskid Technology whatsoever.

2.2      LEGAL COMPLIANCE AND POLICY

         (1) Without limiting the obligations of the Company pursuant to Section
2.4 hereof, the Company agrees, as a fundamental condition of this Agreement, that it shall not knowingly commit (or contribute to) any act or omission in any connection with the manufacture, marketing, sale and distribution of Duraskid Products that, in any manner or to any extent: (i) contravenes or breaches any law, regulation, by-law, quasi-judicial order, or court order or judgment; or,
(ii) causes harm, loss, damage, or injury to any person whatsoever, whether in contract, tort, equity or otherwise.

         (2) The Company shall, in the performance of this Agreement, fully comply with all restrictions, regulations, rules and policies of Dura Products, that may be in effect from time to time and that the Company has actual notice of, concerning the Company's activities, including without limitation those concerning non-discrimination and equal employment, safety, sexual harassment, environmental matters, workers rights, health matters, and security matters. Dura Products shall, within a reasonable period of time after the date hereof, provide the Company with a copy of all such rules, restrictions, regulations and policies promulgated by Dura Products.

         (3) Without limiting any other provisions hereof, the Company shall, in the performance of all of its rights and obligations under this Agreement (including without limitation, the marketing, sale and distribution of Duraskid Products to persons in the Territory), comply with all applicable laws, rules, regulations and by-laws of the United States and of all jurisdictions throughout the Territory where the Company markets, distributes and sells Duraskid Products. The Company shall obtain, and shall be solely responsible for obtaining, all necessary permits and licenses, and for complying with all applicable codes and regulations in connection with the exercise and performance of its rights under this Agreement.

2.3      TEMPORARY EXPANSION OF THE TERRITORY

         (1) The parties agree that as of the date hereof the Territory shall initially and temporarily be expanded to include all of the continental United States until such time as Dura Products, in its sole discretion from time to time, notifies the Company in writing that it proposes to grant such licensing rights to another person in any part of the United States outside of the Territory, or that it wishes to sell Duraskid Products itself into such area, in which event, such part of the United States so designated in the written notice (the "Designated Area") shall be excluded from the Territory from and after the date of such notice. All customers developed by the Company in the Designated Area shall thereafter be considered customers of Dura Products or of any third party designated by Dura Products without payment or compensation of any kind to the Company.

         (2) The temporary expansion of the Territory under this Section 2.3 shall, in all events, terminate on the earlier of (i) 18 months after the date hereof and (ii) if pursuant to section 6.4 of the Operating Agreement, Duraskid US or its nominees on the management committee of the Company recommend additional funding for the Company in circumstances which requires unanimous approval of the Company's management committee, the date, if any, upon which Woodco or its nominees on the management committee reject such request.

2.4      Company's Distribution Efforts

         (1) The Company shall use its best efforts to market, distribute and sell Duraskid Products in the Territory throughout the Term.

         (2) The Company shall distribute and sell Duraskid Products in accordance with this Agreement pursuant to a written contract that shall be entered into directly between the Company (strictly on its own account) and purchasers thereof in the Territory. All such contracts between the Company and such purchasers shall contain the terms and conditions set out in Schedule 3 attached hereto. Except as otherwise expressly agreed to in writing between the parties, the Company shall not have any right whatsoever to use either the name, trademark, trade name, trade style or logo of Dura Products in any connection with the Duraskid Products.

         (3) Without limiting the obligations of the Company pursuant to Section
2.2 hereof, the Company shall apply for, and shall use its best efforts to obtain and secure, all industry, regulatory, administrative and governmental approvals, orders, consents, permissions, licenses, decrees, and decisions that may be either consistent with, favourable to, or required for, the successful commercial exploitation of Duraskid Products in the Territory at any time throughout the Term. All such approvals, orders, consents, permissions, licenses, decrees and decisions that are secured by the Company shall be in the Company's own name and sole account, and the Company shall not create any duties, obligations, responsibilities, or liability for Dura Products whatsoever in any connection therewith.

         (4) The Company shall not knowingly, in any manner or to any extent, interfere with, harm, diminish, or otherwise adversely affect the goodwill or reputation of Dura Products or the Duraskid Technology in any connection with this Agreement whatsoever. The Company shall exercise its rights under this Agreement and otherwise conduct its business in an ethical manner, and it shall not participate in any illegal or deceptive practices that may give rise to any civil or criminal liability whatsoever.

         (5) The Company shall, upon termination of this Agreement for any reason whatsoever, change its corporate name to delete the name "Duraskid" therefrom within ten Business Days of such termination and agrees that it will not thereafter use such name or any variation thereof in any corporate or trade name. The Company hereby irrevocably constitutes and appoints Dura Products as its true and lawful attorney-in-fact and agent for, in the name of and on behalf of the Company to execute and deliver in the name of the Company all such documents or instruments as may be necessary to delete the word "Duraskid" from the Company's corporate name. Such appointment and power of attorney, being coupled with an interest, shall not be revoked by the insolvency, or bankruptcy of the Company and the Company hereby ratifies and confirms and agrees to ratify and confirm all that Dura Products may lawfully do or cause to be done by virtue of the provisions hereof.

2.5      COMPANY'S MARKETING OBLIGATIONS

         (1) The Company shall provide Dura Products with information concerning the number of Duraskid Products that are manufactured and distributed by the Company each month during the term of, and pursuant to, this Agreement.

         (2) The Company shall not make any representations, guarantees or warranties to any person regarding the operational performance or functional characteristics and specifications of Duraskid Products beyond those stipulated in Schedule 3 attached hereto.

         (3) The Company shall keep Dura Products reasonably informed on a timely basis concerning the status of all material aspects of the Company's performance of this Agreement. Without limiting the foregoing, the Company shall submit to Dura Products written quarterly status reports which shall identify all significant activities undertaken by the Company, and information concerning the distribution, sale and marketing of Duraskid Products pursuant to this Agreement.

2.6      RESPONSIBILITIES OF DURA PRODUCTS

         (1) Dura Products shall, within five Business Days following receipt by the Company of its first extruder, deliver to the Company a copy of the Duraskid Technology for Start-up Testing pursuant to Section 2.8. The Company shall have the right to copy, reproduce, electronically store, and manufacture copies of the Duraskid Technology solely in connection with, and solely for the purpose of, this Agreement.

         (2) At the Company's request, and subject to the parties reaching mutual agreement concerning scheduling, Dura Products shall provide the Company with an aggregate of, up to 100 person-hours of consulting and technical assistance concerning the Duraskid Technology either at Dura Products' location in Canada or at the Company's facilities in Massachusetts commencing as at the date hereof, and concluding no later than 365 days thereafter. Technical assistance that is provided at Dura Products' location in Canada will be provided on terms and conditions that are reasonable and commensurate with industry practice in Canada and in consideration for a fee equal to Dura Products' cost for providing such services plus ten percent thereon, in addition to the Company reimbursing Dura Products for all reasonable travel, accommodation, and meal expenses incurred by Dura Products in connection therewith. In the case of technical assistance that is provided by Dura Products at the Company's facilities, the Company shall reimburse Dura Products for all reasonable costs and expenses incurred by Dura Products personnel for travel and living in connection therewith. Notwithstanding the foregoing, the Company shall not be required to make any payments or reimbursements for technical assistance contemplated in this Section 2.6 prior to completion of the Start-up Test.

2.7      COMPANY'S MAINTENANCE AND SUPPORT OBLIGATIONS

         The Company shall be solely and exclusively responsible for the maintenance, support, and operational servicing related to the Duraskid Products that are distributed or sold in the Territory.

2.8      START-UP TESTING

         (1) Within seventy-two (72) hours of the delivery of the Duraskid Technology to the Company, pursuant to Subsection 2.6(1) hereof, the Company shall commence reasonable operational and functional tests, in consultation with Dura Products, to ensure that such delivered Duraskid Technology materially complies with the Duraskid Technology Specifications (the "Start-up Test"). The Start-up Test shall be fully conducted and completed within ten (10) Business Days after Start-up Testing has commenced. For greater certainty, the Company shall be solely responsible for the performance of all activities associated with performing the Start-up Test. Dura Products shall have the right, at its sole cost and expense, to be present at the Start-up Test undertaken by the Company, however despite such consultation Dura Products agrees it shall not interfere with any such Start-up Test undertaken by the Company. Dura Products shall reasonably cooperate with, and provide reasonable assistance to, the Company in connection with any such Start-up Test. Within two (2) Business Days after the conclusion of the Start-up Test, the Company shall notify Dura Products in writing that the Duraskid Technology either:

                  a) materially   complies    with   the    Duraskid  Technology
                     Specifications and is thereby and accordingly accepted by the Company; or

                  b) does  not  materially  comply  with the  Start-up  Test and thereby not accepted by the Company.

         If no such notice is received within the period of time stipulated for the Duraskid Technology's Start-up Test, then the Duraskid Technology shall be deemed to be fully accepted by the Company.

         (2) In the event that the Company delivers any such notices of deficiencies to Dura Products, the Company's notice to Dura Products of deficiencies shall provide Dura Products with reasonable detail of the nature of such deficiencies, all of the circumstances in which they occurred, and information concerning the exact nature of how such Duraskid Technology fails to materially comply with the Duraskid Technology Specifications. Dura Products shall correct any such deficiencies of which it receives notice under this
Section 2.8 as quickly as is reasonably possible, and in no event later than twenty (20) Business Days. Within two (2) Business Days of the delivery of the correction of such deficiencies by Dura Products, the Company shall recommence such Duraskid Technology's Start-up Test pursuant to Subsection 2.8(1) hereof.

         (3) If the Duraskid Technology is not accepted by the Company in strict accordance with Subsection 2.8(1) within sixty (60) Business Days after the Duraskid Technology was originally delivered to the Company for the commencement of Start-up Testing, the Company may, as its absolute, sole and exclusive remedy and relief against Dura Products, either:

                  a) accept the Duraskid Technology at its then current level of operation, functionality and performance;

                  b) permit the Start-up Testing of such Duraskid Technology to be continued for such reasonable period of time as the Company may designate to Dura Products by prior written notice. If, following the end of that reasonable period of time, such Duraskid Technology has still not been accepted by the Company in strict accordance with Subsection 2.8(1) hereof, the Company may, at its option, terminate its obligations under this Agreement effective immediately upon delivery to Dura Products of five (5) days prior written notice; or

                  c) terminate this Agreement  effective  immediately  upon five
                  (5) days prior written notice to Dura Products.

         (4) Provided that Dura Products has adhered to the Start-up Test requirements and deficiency correction procedures of this Section 2.8, the non-acceptance of the Duraskid Technology by the Company shall constitute a material and fundamental breach of this Agreement by the Company, and all rights of termination of Dura Products set out in this Section 2.8 shall be in addition to, and shall not restrict or limit, any other rights or remedies that Dura Products may have against the Company, except as may otherwise be expressly limited by this Agreement.

2.9      COOPERATION

         Dura Products and the Company each agree that they shall, in good faith and diligently, work together and reasonably cooperate with each other concerning their respective obligations hereunder, including without limitation to facilitate and promote the successful commercialization of the Duraskid Products in the manner, and to the extent, contemplated by this Agreement. For greater certainty, Dura Products shall refer all prospective customers and enquiries that it receives concerning the distribution of the Duraskid Products in the Territory directly to the attention of the Company, and each party shall promptly disclose, and provide, to the other party (in a complete and accurate manner) any information, data, research and development innovations, technology, product design, marketing information, scientific know-how, and engineering methodology that may be of reasonable assistance to the other party in any connection with this Agreement.

2.10     BRAND RECOGNITION

         (1) The Company agrees that it shall distribute and sell the Duraskid Products subject to such reasonable trademark, trade name and logo designations, use, and restrictions concerning both Dura Products and the Duraskid Products that Dura Products may designate in writing to the Company from time to time and which shall be generally commensurate and consistent with industry norms for such transactions in the Territory, including, without limitation, specifications concerning the location and size of logo appearance on each Duraskid Product, Duraskid Product quality requirements, and the appearance of Dura Products' trademark on all marketing, advertising and promotional materials used by the Company concerning the Duraskid Products. The Company agrees that all marketing, advertising and promotional materials used by the Company concerning Duraskid Products shall be (i) approved by Dura Products in writing prior to such use and (ii) purchased from Dura Products, so long as Dura Products wishes to supply same in whole or in part, at Dura Product's cost plus 10% (all shipping, taxes and insurance extra).

         (2) The Company agrees that it shall not tamper with, remove, obstruct, obscure, delete, alter or modify any proprietary notices of Dura Products that may appear on, be imbedded in, or that may otherwise form a part of Duraskid Technology. Furthermore, the Company shall print the following copyright notice in the written materials that shall accompany each end-user license of the Duraskid Products:

         Copyright _ [date], parts and aspects of this product are owned exclusively by Dura Products International Inc. of Toronto, Canada. All rights reserved.

2.11     Performance Warranty

         (1) Dura Products warrants to the Company that the Duraskid  Technology
will  function   substantially  in  accordance  with  the  Duraskid   Technology
Specifications, subject to the following:

         (a) the Duraskid Technology is used by the Company as expressly set out in this Agreement; and

         (b) the Duraskid Technology has not been modified, enhanced, customized, augmented or used in conjunction with any other equipment, process, systems, or technology whatsoever, other than as expressly contemplated by this Agreement.

         (2) Dura Products' sole obligation and the Company's sole and exclusive remedy under this section 2.11 shall be for Dura Products to use reasonable efforts to correct a deficiency and if such deficiency has not been corrected within sixty (60) days of Dura Products receiving written notification from the Company of such deficiency, Dura Products shall pay to the Company an amount equal to the lesser of either: (i) the amount paid by the Company for the dies, compounding equipment and extruder screws referred to in section 4.4 plus the Company's costs directly related to the set-up of same less the Company's gross revenue realized on the sale of such dies, compounding equipment and extruder screws; or, (ii) $500,000. In the event that the dies, compounding equipment and extruder screws are sold in such circumstances, the Company shall use its reasonable best efforts to obtain the highest price possible for such dies, compounding equipment and extruder screws.

         (3) For greater certainty, this warranty is only in respect of the Duraskid Technology and does not extend in any way to dies, compounding equipment, extruder screws or other equipment or materials purchased, leased, or otherwise obtained by the Company from third parties.

                                  ARTICLE THREE

                               FEES AND ROYALTIES

3.1      DURA PRODUCTS REMUNERATION

         The Company shall pay Dura Products, as full and complete remuneration under this Agreement, the following:

         (1) a fixed licence fee of $1,500,000, payable in the following installments:

                    one year after the date hereof     -      $300,000

                    two years after the date hereof           -        $300,000

                    three years after the date hereof  -      $300,000

                    four years after the date hereof   -      $300,000

                    five years after the date hereof          -        $300,000

                  provided, however, upon termination of this Agreement, payment of the licence fee for periods after termination shall cease, save and except that the licence fee shall be pro-rated for the year during which termination of this Agreement shall occur;

         (2) a royalty (the "Royalties") of five percent (5%) of the Gross Sales on the Duraskid Products manufactured and sold by the Company payable monthly as specified in Section 3.4.

                  Unless otherwise agreed in writing by the Parties, in order to ensure Dura Products the full percentage payments contemplated hereunder, it is agreed that in the event any Duraskid Technology or Duraskid Products are (1) operationally used by the Company itself, or (2) sold to or used by any company, firm, government, or other entity with the result that the Company does not realize the full gross selling price which would be realized in the sale of such Duraskid Products to any wholly independent customer in an arms length sale on the open market, or (3) sold as part of a transaction including other goods or services in addition to such Duraskid Technology, then the Royalties to be paid to Dura Products hereunder shall be based on the selling price at which the Company then sells or would sell such Duraskid Products to any wholly independent customer in an arms length sale. Any Duraskid Products subject to this paragraph which are not actually sold, shall be considered to be sold when put into operational use by the Company or when delivered by the Company to any third party, and the royalty due Dura Products hereunder shall accrue to Dura Products accordingly.

                  If at any time the management committee of the Company shall determine that any account receivable which has been included in Gross Sales for the purpose of calculating the Royalties, is uncollectible and should be written off, the amount of such account receivable so written off, shall be taken into account in calculating Gross Sales and the Royalties to be paid for the next succeeding month.

         (3) If, during the term of this agreement, Dura Products enters into a licence agreement with a third party respecting the use by such third party of Duraskid Technology within the territory of the continental United States and such licence agreement provides the third party with royalty obligations that are more favourable to the third party than the royalty obligations of the Company pursuant to this agreement, then the parties hereto agree to amend this agreement such that, beginning with the first period for which royalties are due to Dura Products from the third party, the royalty obligations of the Company hereunder are no less favourable than the royalty obligations of the third party pursuant to its licence agreement.

3.2      ROYALTY RECORDS

         The Company shall keep, and provide to Dura Products once each year (January 1st to December 31st) by March 15th of the following year a copy of complete, true and accurate accounts and financial records, in accordance with generally accepted accounting practice, showing all information related to the amount of Royalties that are payable by the Company to Dura Products pursuant to this Agreement.

3.3      PAYMENT

         All Royalties shall be calculated and shall be due and payable monthly by the Company not later than 60 days following the end of the applicable calendar month. All Royalties are non-refundable.

3.4      INTEREST

         Dura Products may in its sole and absolute discretion, without prejudice to any other rights and remedies available to Dura Products, charge the Company interest on any payment of Royalties or in respect of any license fee which has not been made by its due date at a rate of ten percent (10%) per annum, commencing upon the first day that the said payment becomes overdue.

3.5      COLLECTION

         In the event that an affiliate of Dura Products ceases to own more than a 50% membership interest in the Company and thereafter Dura Products is required to take any form of legal action against the Company to collect any unpaid and owing amounts, including without limitation Royalties owing to Dura Products, and Dura Products is successful in such action, all costs, expenses and disbursements in connection with such action shall be paid by the Company to Dura Products, with interest owing thereon pursuant to Section 3.4 hereof. In the event that Dura Products is unsuccessful in such action, all costs, expenses and disbursements reasonably incurred by the Company in connection with such action shall be reimbursed by Dura Products.

3.6      AUDITING

         In the event that an affiliate of Dura Products ceases to own more than a 50% membership interest in the Company, the Company shall make available all of the information and records described in Section 3.3 hereof for auditing by, and on behalf of, Dura Products upon thirty (30) days prior written notice by Dura Products to the Company, which such audit shall be conducted on behalf of Dura Products by auditors that are independent to each of the parties, provided that such audits shall: be conducted on a Business Day during the Company's regular business hours at the appropriate the Company facility; not unreasonably interfere with the Company's on-going business activities; be subject to such auditors entering into a confidentiality agreement with the Company containing reasonable terms and conditions; and, occur no more frequently than twice every twelve (12) month period. In the event that no discrepancies greater than $10,000 in the aggregate between the Royalties that have been paid to Dura Products by the Company up to the date of such audit, and the amount of Royalties that should have been paid to Dura Products by the Company up to the date of such audit are found as a result of such audit, then such audit shall be at Dura Products' sole cost and expense; otherwise, the cost and expense of such audit shall be the sole responsibility of the Company and shall be payable net thirty (30) days from the date that Dura Products provides the Company with an invoice therefor.

                                  ARTICLE FOUR

                          INTELLECTUAL PROPERTY RIGHTS

4.1      WARRANTIES

         (1) Dura Products hereby represents, warrants and covenants to the Company the following:

                  (i) Dura Products has full power and authority to enter into this Agreement and to perform each and every covenant and agreement herein contained;

                  (ii) this Agreement has been duly authorized, executed and delivered by Dura Products and constitutes a valid, binding and legally enforceable agreement of the Company;

                  (iii) as at the date hereof, Dura Products has no knowledge of any claims, demands, proceedings, litigation, suits, actions, decrees, orders, judgments, or findings whatsoever of either any regulatory or administrative body or court of competent jurisdiction that affect, or could in any way affect, the ability of Dura Products to perform its obligations under this Agreement;

                  (iv) the execution and delivery of this Agreement, and the performance of the covenants and agreements herein contained, are not, in any manner or to any extent, limited or restricted by, and are not in conflict with, any creditor arrangements, shareholder agreements, software contracts, equipment contracts, or any other commercial arrangements, obligations, contract, agreement, or instrument to which Dura Products is bound, or by any rights of any other person;

                  (v) to the knowledge of Dura Products, the performance of this Agreement by Dura Products shall not, in any manner or to any extent whatsoever, infringe, contravene, breach, interfere with, or harm, the rights of any other person whatsoever, including without limitation any intellectual property rights, copyrights, patent rights, moral rights, confidentiality rights, equitable rights, contractual rights, common law rights, or statutory rights; and

                  (vi) there is no regulatory or governmental prohibition, restriction, limitation or judgment which has been imposed upon Dura Products, or which otherwise exists and which Dura Products has knowledge of, which could, in any way, interfere with or restrict Dura Products' performance of its obligations under this Agreement.

         (2) The Company hereby represents, warrants and covenants to Dura Products the following:

                  (i) the Company has full power and authority to enter into this Agreement and to perform each and every covenant and agreement herein contained;

                  (ii) this Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid, binding and legally enforceable agreement of the Company;

                  (iii) as at the effective date, the Company has no knowledge of any claims, demands, proceedings, litigation, suits, actions, decrees, orders, judgments, or findings whatsoever of either any regulatory or administrative body or court of competent jurisdiction that affect, or could in any way affect, the ability of the Company to perform its obligations under this Agreement;

                  (iv) the execution and delivery of this Agreement, and the performance of the covenants and agreements herein contained, are not, in any manner or to any extent, limited or restricted by, and are not in conflict with, any creditor arrangements, shareholder agreements, software contracts, equipment contracts, or any other commercial arrangements, obligations, contract, agreement, or instrument to which the Company is bound, or by any rights of any other person;

                  (v) to the knowledge of the Company, the performance of this Agreement by the Company shall not, in any manner or to any extent whatsoever, infringe, contravene, breach, interfere with, or harm, the rights of any other person whatsoever, including without limitation any intellectual property rights, copyrights, patent rights, moral rights, confidentiality rights, equitable rights, contractual rights, common law rights, or statutory rights; and

                  (vi) there is no regulatory or governmental prohibition, restriction, limitation or judgment which has been imposed upon the Company, or which otherwise exists and which the Company has knowledge of, which could, in any way, interfere with or restrict the Company's performance of its obligations under this Agreement.

         (3) THE FOREGOING WARRANTIES ARE EXCLUSIVE AND ARE GIVEN AND ACCEPTED IN LIEU OF ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE DURASKID TECHNOLOGY AND THIRD PARTY TECHNOLOGY AND ALL OTHER OBLIGATIONS OF THE PARTIES, INCLUDING WITHOUT LIMITATION ANY OTHER IMPLIED WARRANTIES OR MERCHANTABILITY, AND ANY IMPLIED WARRANTIES OF FITNESS FOR THE PURPOSE OR ANY OTHER PARTICULAR PURPOSE. DURA PRODUCTS EXPRESSLY DENIES AND DISCLAIMS ANY WARRANTY CONCERNING THE PERFORMANCE, OPERATION, AND THE FUNCTIONALITY OF THE DURASKID TECHNOLOGY AND THIRD PARTY TECHNOLOGY WHATSOEVER OTHER THAN AS EXPRESSLY PROVIDED HEREIN.

4.2      INTELLECTUAL PROPERTY RIGHTS

         (1) The parties hereto agree, acknowledge and confirm that Dura Products shall solely and exclusively own all right, title and interest in, and to, all Duraskid Technology and all Duraskid Modifications, including without limitation, all patent, copyright, trade secrets, and all other intellectual property rights whatsoever, together with all other alterations, revisions, modifications, customizations or enhancements that may be made thereto. The Company shall not represent to any person that all, or any part of, the Duraskid Technology are either the property or the assets of the Company whatsoever. The Company hereby transfers, conveys and assigns all right, title and interest in same, to Dura Products, and the Company agrees that it shall do so in the future in favour of Dura Products pursuant to Section 5.12 hereof. The Company shall keep current, accurate and complete records, files, data, written materials (e.g., instructions, user manuals, end-user notes, etc.) and information concerning the Company's creation and development of any Duraskid Modifications (all of which shall be the property of Dura Products) and the Duraskid Technology and the Company shall provide all such information and materials to Dura Products upon Dura Products' request.

         (2) The Company agrees that each person who shall create any aspect of Duraskid Modifications shall wholly and irrevocably waive (in favour of Dura Products and in writing) any and all of their moral rights, privacy rights, and other similar rights therein (including without limitation, to waive any rights they may have to be associated with, and to protect the integrity of, such work) whether such rights exist in common law, pursuant to statute, or otherwise.

4.3      CONFIDENTIALITY

         (1) All information concerning Dura Products, including without limitation all regulatory, commercial, financial, data bases, business forms and documents, sales, commercial files, marketing, Dura Products intellectual and industrial property, personnel, administrative, technological, customer (including all customer information with respect to Designated Areas in Section
2.3 hereof), and any information concerning this Agreement, is hereby deemed to be the proprietary and confidential information of Dura Products ("Dura Products Confidential Information"). All Dura Products Confidential Information shall be held in strict confidence by the Company and shall not be used by the Company for its benefit, or for the benefit of any other person, or for any purpose other than is strictly necessary for the purpose of this Agreement. All Dura Products Confidential Information shall be held in trust by the Company strictly for, and on behalf of, Dura Products, and the Company shall have an obligation commensurate with such trust to prevent Dura Products Confidential Information from being misappropriated, used without the consent of Dura Products, wrongfully disclosed, harmed, stolen, manipulated, tampered with, copied, or electronically transmitted or otherwise communicated, except as otherwise expressly permitted by this Agreement, and from being sabotaged or interfered with in any way whatsoever. The Company agrees that prior to permitting any of its employees to have access to the Dura Products Confidential Information, it will require each such employee to execute a confidentiality and non-use agreement with the Company, which agreement shall be in form acceptable to Dura Products.

         (2) Except to the extent specifically authorized by Dura Products in writing, Dura Products Confidential Information shall be maintained by the Company in confidence throughout the term of this Agreement, and for a period of five (5) years thereafter or such longer or shorter period, as Dura Products and the Company may otherwise mutually agree.

         (4) The obligations set forth in this Section 4.3 of this Agreement shall not apply to any information which:

         (a)      appears in issued patents; or

         (b) is or becomes a matter of public knowledge through no fault of the Company.

4.4      DIES, COMPOUNDING EQUIPMENT AND EXTRUDER SCREWS

         (1) All Dies, compounding equipment and extruder screws to be used to manufacture Duraskid Products shall be purchased by the Company from manufacturers specified by Dura Products. Without limiting any other obligation of the Company hereunder, the Company shall at all times maintain the Dies, compounding equipment and extruder screws in good operating condition and shall make all necessary repairs with respect thereto. As security for the payments and performance of its obligations hereunder, the Company hereby grants a first ranking security interest in and to all Dies, compounding equipment and extruder screws now or hereafter owned by the Company and all proceeds therefrom (collectively the "Collateral"). The parties acknowledge that value has been given by the Company, the Company has rights (or will have rights) in the Collateral and the parties have not agreed to postpone the time for attachment of the said security interest.

         (2) The Company agrees that it shall not, at any time during the Term, create a security interest in, place a lien upon, encumber, use as collateral, or otherwise pledge as security, the Collateral; provided however, the Company may grant a security interest in respect of the compounding equipment forming part of the Collateral with the prior written consent of Dura Products, acting reasonably; provided, among other things, that the holder of such security interest agrees to be bound by the terms of this Agreement.

         (3) In the event that the Company commits an Event of Default, Dura Products shall have the sole and exclusive right and option to purchase the Collateral (or any portion thereof) from the Company at 75% of the unamortized cost of such Collateral on the books of the Company so purchased, it being agreed that the Collateral will be amortized over a period of three years. Upon exercise of the aforesaid right and option, the Collateral (or applicable portion thereof) shall be forthwith delivered to Dura Products. Nothing herein shall limit or restrict Dura Products' security interests, rights and remedies against the Company pursuant to subsection 4.4(1) hereof.


                                  ARTICLE FIVE

                               GENERAL PROVISIONS

5.1      TERM

         This Agreement, unless otherwise terminated as provided hereinafter, shall continue in full force and effect from the date hereof until December 31, 2017 (the "Term"). If the Company is not then in default hereunder, this Agreement may be renewed thereafter for up to eight successive ten (10) year terms, at the election of the Company, upon written notice given to Dura Products at least two months prior to the end of each such term, whether initial or subsequent, of this Agreement. If this Agreement has not been renewed in the manner herein provided, it shall expire upon completion of its current term and shall not be regarded as continuing in effect by virtue of any continuing relations between the parties. Cause need not be shown by either party for failure to renew this Agreement and no compensation shall be payable with respect to the termination of this Agreement during or at the expiration of either the initial or any subsequent term. The parties agree that any termination of this Agreement shall be subject to Subsection 1.14 hereof.

5.2      DEFAULT AND RIGHTS OF TERMINATION

        (1) The occurrence of any one or more of the following events (each such event being herein referred to as an "Event of Default") shall constitute a fundamental breach of this Agreement and shall, in addition to any other rights and remedies either party may have, permit a party hereto to terminate this Agreement upon twenty (20) Business Days prior written notice to the other party:

         a) if the other party breaches any material or fundamental covenant or obligation contained in this Agreement (including without limitation any breach of Sections or Subsections 2.1, 2.4, 2.5(2), 2.5(3), 2.2(3), Article Three, Article Four, 5.3, 5.4, 5.6 or 5.9);

         b) if a decree or order of a court having competent jurisdiction is entered adjudging the other party bankrupt or approving as properly filed a petition seeking or winding up of the other party under the Massachusetts Limited Liability Company Act, Companies' Creditors Arrangement Act (Canada), the Bankruptcy Act (Canada) or the Winding Up Act (Canada) or the United States Bankruptcy Code or under any analogous, comparable or similar law of any jurisdiction, or under any other process of execution or similar effect against, or against any substantial part of the property of the other party, or ordering for the winding up or liquidation of its affairs, and any such decree or order continues unstayed and in effect for a period of sixty (60) days;

         c) if the other party makes any assignment in bankruptcy or makes any other assignment for the benefit of creditors, makes any proposal under the Massachusetts Limited Liability Company Act, Bankruptcy Act (Canada) or any comparable law in any jurisdiction, seeks relief under the Companies' Creditors Arrangement Act (Canada), the Winding Up Act (Canada) or the United States Bankruptcy Code or any other bankruptcy, insolvency, or analogous, comparable or similar law in any jurisdiction, is adjudged bankrupt, files a petition or proposal to take advantage of any act of insolvency, consents to or acquiesces in the appointment of a trustee, receiver, receiver and manager, interim receiver, custodian, sequestrator or other person with similar powers to itself or of all of any substantial portion of its property or assets, or files a petition or otherwise commences any proceeding seeking any reorganization, arrangement, composition or readjustment under the applicable bankruptcy, insolvency, moratorium, reorganization or other similar law in any jurisdiction affecting creditors' rights or consents to or acquiesces in, the filing of such a petition;

         d) if a governmental regulatory order or final judgment or decree in any jurisdiction which materially and adversely affects the ability of a party hereto to fulfill its obligations to the other party under this Agreement shall have been made, issued, obtained or entered against the party hereto and such order, judgment or decree shall not have been vacated, discharged or stayed pending appeal within the applicable appeal period; and

         e) if any covenant, representation or warranty made by the other party in this Agreement, or in any undertaking, certificate or other document that is, at any time, delivered hereunder by the other party shall prove to have been incorrect or misleading in any material respect.

         (2) Upon any termination of this Agreement, in addition to any other rights and remedies that may be available to Dura Products, the Company shall:

         (i) immediately deliver to Dura Products all of Dura Products' property, whether in material or electronic form, including without limitation all notes, information, intellectual property, written materials constituting, or relating to, the Duraskid Technology;

         (ii) immediately cease all marketing, sale and distribution activities whatsoever concerning Duraskid Products, and the Company shall deliver to Dura Products all inventory of Duraskid Products in existence as at the date of such termination;

         (iii) pay, in full, all amounts of Royalties, licence fees and all other amounts whatsoever that may be due and payable by the Company to Dura Products hereunder within thirty (30) days of the date of such termination.

5.3      INDEMNIFICATION

(1) The Company shall, at the Company's expense, fully indemnify and hold Dura Products harmless (without limitation whatsoever, and at Dura Products' request, defend Dura Products), from and against any and all harm, damages, loss, cost, liability or expense whatsoever (including costs and fees of attorneys and other professionals) whether arising in contract, tort, negligence, equity, common law, statute or otherwise that arise out of, or in any connection with, any act or omission of either the Company or the Company's employees, agents or independent contractors, concerning, or in any way related to: (i) any personal injury, harm, disease or death suffered by any Dura Products officer, director, employee, agent or authorized representative; (ii) any damage to or destruction of tangible or intangible property of Dura Products or any loss of use resulting therefrom; (iii) any breach of Subsection 2.2(1), Subsection 2.2(3), Section 4.3, Subsection 2.4(3), or Subsection 2.4(4) of this Agreement; and, (iv) any breach of a third party's patent, trade-mark, confidentiality right or copyright, except as otherwise provided by section 5.3(2); provided that the indemnification provided by this section shall be limited to a maximum of $500,000 in the aggregate. Dura Products agrees that it will give the Company prompt written notice of any claim asserted under this Section 5.3 and that the Company will be given the opportunity to control and direct, at the Company's expense, the investigation, preparation, defense and settlement of such claim. Dura Products further agrees to provide the Company with reasonable assistance in the defense or settlement thereof.

(2) To the extent that the use of Duraskid Technology in the manner contemplated by this agreement results in a breach of a third party's patent, trade mark, confidentiality right or copyright, Dura Products shall, at Dura Product's expense, fully indemnify and hold the Company harmless (without limitation whatsoever, and at the Company's request, defend the Company) from and against any and all harm, damages, loss, cost, liability or expense whatsoever (including costs and fees of attorneys and other professionals) in contract, tort, negligence, equity, common law, statute or otherwise in any way arising out of such breach; provided that the indemnification provided by this section shall be limited to a maximum amount of $500,000 in the aggregate.

5.4 LIMITATION OF LIABILITY

         Except as provided in Section 5.3 hereof, the Company and Dura Products each agree as follows:

         (a) each party's liability to the other party for any and all direct harm, liability, expense, cost, loss or damage, whether in negligence, tort, equity, contract or otherwise, arising out of, or in connection with, this Agreement shall be strictly limited, in the aggregate and in respect of all incidents or occurrences, to $500,000;

         (b) each party agrees that the other party shall not be liable for any lost profits, lost business revenue, failure to realize expected savings or any other commercial or economic loss of any kind whatsoever; and

         (c) UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, THIRD PARTY, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY EXPENSES, COSTS, LIABILITY, LOSS, OR DAMAGE WHATSOEVER.

5.5      INSURANCE

         (1) The Company shall maintain general liability and errors omissions insurance coverage to protect itself in connection with any liability whatsoever that may arise with respect to the manufacture, sale and distribution of Dura Products or that may arise in any connection with any act or omission of the Company pursuant to this Agreement, including without limitation the Company's indemnification of Dura Products pursuant to Section 5.3 of this Agreement. All such insurance shall be of an amount, and shall be provided to the Company on terms and conditions, that are reasonably acceptable to Dura Products.

         (2) Without limiting the foregoing, all such insurance coverage shall be evidenced by insurance policies which have terms and conditions satisfactory to Dura Products and such insurance policies shall not be cancellable or subject to reduction of coverage, or other modification, except after thirty (30) days' prior written notice to Dura Products. The Company shall deliver to Dura Products, upon request, certificates or other satisfactory evidence of any insurance that Dura Products requires the Company to maintain hereunder and a certified copy of the original insurance policies within thirty (30) days of Dura Products' request.

5.6      DISPUTE RESOLUTION

         The purpose of this Section 5.6 is to set forth a framework and procedure under which the Company and Dura Products shall, in good faith, use their reasonable efforts to resolve any disputes that may arise under this Agreement without resort to litigation. Except with respect to Section 5.3 hereof, the parties agree to first utilize the following process to accomplish this goal, engaging first in informal discussion, and thereafter, to arbitration.

(1) Except with respect to Section 5.3 hereof, in the event of a dispute under this Agreement, including without limitation, any failure of the parties to agree on a matter requiring settlement or agreement (a "Dispute"), the party alleging the Dispute shall provide notice giving particulars of the Dispute to the other party (the "Notice of Dispute"). The parties each agree to appoint a representative and to cause their respective representatives to meet as soon as possible in an effort to resolve the Dispute. Should the Dispute not be resolved within ten (10) Business Days of the Notice of Dispute, representatives of the parties at a senior management level shall attempt, in good faith, to resolve the Dispute in no more than thirty (30) Business Days from the date of the Notice of Dispute. All such representatives of the parties shall be referred to hereafter as "Settlement Nominees", and the thirty (30) Business Day period shall be referred to as the "Period of Discussion".

(2) Except with respect to Section 5.3 hereof, in the event that the Settlement Nominees are unable to resolve the Dispute during the Period of Discussion, either party may submit, within five (5) days following the expiration of the Period of Discussion, the Dispute to binding arbitration before a single and sole (1) arbitrator in Boston,Massachusetts pursuant to the UNCITRAL rules, except as modified below:

         (a) such arbitration shall be the exclusive dispute settlement procedure between the parties, and the decision of the arbitrator shall be binding on each of Dura Products and the Company, subject only to paragraph 5.6(2)(f) hereof and the right of each party to appeal a decision that is contrary to law;

         (b) the parties shall have ten (10) Business Days from receipt of the Arbitration Notice to select an arbitrator;

         (c) if the parties fail to appoint an arbitrator, the party initiating the arbitration (the "Initiating Party") will be free, upon written notice to the other party, to request that a court of competent jurisdiction in the Commonwealth of Massachusetts promptly appoint an arbitrator, as applicable, and to notify each party of such appointment;

         (d) the parties shall agree in advance as to the manner in which the arbitrator shall promptly hear witnesses and arguments, review documents and otherwise conduct the arbitration procedures and failing agreement within five (5) Business Days from the date of selection of their arbitrator, the arbitrator shall formulate its own procedural rules and promptly commence and expeditiously conduct the arbitration proceedings;

         (e)  the  arbitrator   shall  issue  its  decision  in  writing  within
              forty-five   (45)  days  from  the  date  of  appointment  of  the
              arbitrator;

         (f) nothing in this Section 5.6 shall prevent either party from applying to a court of competent jurisdiction in the Commonwealth of Massachusetts for injunctive relief pending final disposition of the arbitration proceeding;

         (g) in no event shall the arbitrator have the jurisdiction to amend or vary the terms of this Agreement;

         (h) the arbitration award shall be given in writing and shall be final and binding on the parties, not subject to any appeal, and shall deal with the question of costs of arbitration and all matters related thereto;

         (i) judgement upon the award rendered may be entered in any court having jurisdiction, or, application may be made to such court for a judicial recognition of the award or an order of enforcement thereof, as the case may be; and,

         (j) subject to paragraph 5.6(2)(f) hereof, it shall be a condition precedent to the bringing of any legal proceedings with respect to the Dispute that the arbitration procedure set out in this section
              5.6 shall have taken place.

The parties hereto agree that the foregoing shall apply so long as it does not conflict with the arbitration rules of the American Arbitration Association, in which event such rules of the American Arbitration Association shall apply.

5.7      FORCE MAJEURE

         Neither party shall be liable for any failure or delay in its performance under this Agreement due to causes, including, but not limited to, acts of God, acts of civil or military authority, fires, epidemics, floods, earthquakes, riots, wars, sabotage, labour shortages or disputes, and governmental actions, which are beyond its reasonable control; provided that the delayed party: (i) gives the other party written notice of such cause promptly, and in any event within fifteen (15) days of discovery thereof; (ii) uses its best efforts to correct such failure or delay in its performance. The delayed party's time for performance or cure under this Section 5.7 shall be extended for a period equal to the duration of the cause or sixty (60) days, whichever is less.

5.8      RELATIONSHIP OF THE PARTIES

         Nothing in this Agreement shall either render, or be interpreted or construed to mean, Dura Products and the Company are either partners, joint venturers, employer/employee or principal/agent of the other. Except as specifically provided in this Agreement, neither party shall have any authority whatsoever to obligate or commit the other party, contractually or otherwise, and neither party shall do anything whatsoever to represent to any person that they have any authority to so obligate or commit the other party. Each of Dura Products and the Company agree that each of them are independent contractors. the Company shall only act within the scope of its actual and express authority under this Agreement, and the Company shall not represent to any person that it has any authority, or permission, or consent to represent, act on behalf of, or have a commercial relationship with Dura Products except as is expressly authorized by Dura Products under this Agreement.

5.9      ASSIGNMENT

         (1) The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors and permitted assigns.

         (2) It is acknowledged that Dura Products has specifically contracted for the Company's unique and special services and accordingly, the Company shall not have the right to assign or delegate any of its rights or obligations under this Agreement, either in whole or in part, to any person without the prior written consent of Dura Products. Any attempted assignment in violation of the provisions of this Section 5.9 shall be void.

         (3) The Company shall not create, incur, assume or suffer to exist any mortgage, deed of trust, lien, security interest, or other charge or encumbrance of any nature, upon or with respect to this Agreement, any interest herein or the Dies.

         (4) Dura Products shall have the right at any time to assign this Agreement or any part thereof to any affiliate of Dura Products without the consent of the Company.

5.10     NOTICES

         All notices, consents or other communications to any party under this Agreement shall be in writing and shall be deemed to be sufficiently given if delivered by overnight courier, in which case the notice shall be deemed to have been received two (2) business days after the sending thereof, or if delivered by hand to a representative of such party, in which case the notice shall be deemed to have been received on the date of delivery thereof, or if sent by telecopier to such party, in which case the notice shall be deemed to have been received on the business day (in the locality of the addressee) following the sending thereof (provided it is received or reproduced at the address of the addressee on paper), addressed as follows:

         (a)      if to the Company, to it at:

                  c/o Wood Recycling Inc.
                  3 Wheeling Avenue
                  Woburn, Massachusetts
                  01801

                  Attention: Management Committee

                  Telephone: 508-535-4144

                  Telecopier: 508-535-4252
         (b)      if to Dura Products, to it at:

                  60 Carrier Drive
                  Etobicoke, Ontario
                  M9W 5R1

                  Attention: Chief Financial Officer

                  Telephone: 416-679-0556
                  Telecopier: 416-679-0614


Any party may change the address to which all notices, consents or other communications are to be sent by giving written notice of such change of address to the other parties in conformity with this section.


5.11     NO WAIVER

         Failure by either party to enforce any provision of this Agreement shall not be deemed a waiver of future enforcement of that or any other provisions.

5.12     FURTHER ASSURANCES

         Each of Dura Products and the Company agree that they shall execute and deliver all further documents, filings and agreements that contain reasonable terms and conditions, and do all things that are reasonably necessary to realize and perfect the intention of this Agreement and the obligations set out herein.

5.13     GOVERNMENTAL ALTERATION OR MODIFICATION

         If, at any time during the term of this Agreement, any government or agency of the United States or any jurisdictions of the Territory should, directly or indirectly, alter or modify any term or condition of this Agreement by legislation or by-law, in a manner which is material or adverse to any party hereto, or if any party is unable to receive any payments contemplated by this Agreement as the result of any such governmental action, then such party may, in its sole discretion, terminate this Agreement forthwith in its entirety by giving written notice to that effect to the other party hereto. It is expressly understood and agreed by the parties hereto that in the event of such termination the party electing to terminate this Agreement pursuant to this
Section 5.13 shall incur no liability whatsoever to the other party hereto for any alleged default or breach in the performance of this Agreement arising from the exercise of the right herein provided to terminate this Agreement.

5.14     NO MERGER

         The parties agree and acknowledge that none of the warranties, representations and covenants contained in this Agreement shall merge upon either the execution and delivery of this Agreement by both parties, or upon the full payment (or any partial payments) of the Royalties, and that all such warranties, representations, and covenants shall continue in full force and effect both throughout the Term.

5.15     EQUITABLE REMEDIES

         The Company hereby acknowledges and agrees that any breach whatsoever of the covenants, provisions and restrictions herein contained by the Company shall cause, and shall be deemed to be, a breach of its fiduciary obligations to Dura Products and to cause serious commercial, economic and trade damage and injury to Dura Products for which monetary damages do not, alone or in part, adequately compensate Dura Products. In that regard, the parties agree that the Company's obligations toward Dura Products in this Agreement shall be fiduciary in nature. Therefore, the Company hereby waives all of its rights concerning, and agrees that it shall not oppose, defend against, or attempt to prevent Dura Products from obtaining, from any court of competent jurisdiction interim and permanent equitable relief, including without limitation injunctive relief, in the event of any such breach. As well, and without limiting the generality of the foregoing, Dura Products shall have the unrestricted right to seek an accounting of all profits and benefits arising from any such breach. All such rights and remedies shall be cumulative and in addition to any and all other rights and remedies whatsoever to which Dura Products may otherwise be entitled, except as otherwise expressly limited by this Agreement.

5.16     REMEDIES CUMULATIVE

         Unless otherwise provided herein, all rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or otherwise shall be cumulative and not alternative, and the exercise or beginning of the exercise of any right, power or remedy thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party, except as otherwise expressly limited by this Agreement.

5.17     PUBLIC ANNOUNCEMENTS

         No party shall make any public statement or issue any press release concerning the transaction contemplated by this Agreement except as necessary to comply with requirements of any law, regulation, or the order or judgment of a court or tribunal of competent jurisdiction. If any such public statement or release is so required, the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such statement or release.


         IN WITNESS WHEREOF each of the parties hereto hereby execute and deliver this Agreement as of the date first above mentioned.

DURA PRODUCTS                                DURASKID (NEW ENGLAND), L.L.C.
INTERNATIONAL INC.

                                             By:      __________________________
By:      ______________________________      Name:    __________________________
Name:    ______________________________      Title:   __________________________
Title:   ______________________________

                                   SCHEDULE 1

                               DURASKID TECHNOLOGY

Cellulose fibre and plastics are combined with proprietary coupling agents and compounded with a custom desgined high-density mixer that yields a homogeneous cellulose/plastic mixture. The mixture is then extruded into profiles using thermo-plastic extruders in which the mechanical properties of the constituent material components are enhanced using a proprietary die design.

                                   SCHEDULE 2

                       PORTION OF NEW YORK STATE INCLUDED
                                IN THE TERRITORY

That part of New York State bounded by Hwy. 88 between Binghamton and Albany and Hwy. 90 between Albany and Pittsfield, Massachusetts and shall include all cities and towns along Highways 88 and 90 falling within the State of New York.










                                      -26-
                                   SCHEDULE 3

                               END-USER PROVISIONS


RESTRICTIONS ON USE. End-User is authorized to use the Duraskid Product only in connection with, and for the benefit of, the personal use and internal operations of End-User, and not for redistribution or resale. The End-User shall not have any right whatsoever to, and agrees that it shall not, resell, license, sublicense, convey, transfer, or otherwise alienate the Duraskid Product to any other person.

PROPRIETARY MARKINGS. End-User agrees not to tamper with, obstruct, conceal, manipulate, modify, alter, remove or destroy any proprietary markings and logos of Dura Products International Inc., including, without limitation, any copyright, patent, trademark, or confidentiality notices placed upon, or
contained   within,   the   Duraskid   Product  or  any  related   materials  or
documentation.

INTELLECTUAL PROPERTY RIGHTS PROTECTION. End-User agrees that the Duraskid Product is comprised of confidential information and trade secrets of Dura Products International Inc. End-User agrees that such confidential information and trade secrets are not licensed to End-User pursuant to this Agreement, and that all right, title and interest therein is owned exclusively by Dura Products International Inc.

EXCLUSION OF LIABILITY. END-USER AGREES, ACKNOWLEDGES AND CONFIRMS THAT DURA PRODUCTS INTERNATIONAL INC. SHALL NOT, IN ANY MANNER OR TO ANY EXTENT, BE LIABLE TO END-USER OR ANY OTHER PERSON FOR ANY HARM, DAMAGE, INJURY, LOSS, LIABILITY, EXPENSE, COST OR ANY CAUSE OF ACTION, CLAIM, DEMAND, SUIT, PROCEEDING OR
JUDGMENT IN ANY CONNECTION WITH EITHER DURASKID PRODUCT OR THIS AGREEMENT, OR ANY ACT OR OMISSION OF THE COMPANY, REGARDLESS OF HOW SUCH MAY ARISE, WHETHER IN CONTRACT, TORT, NEGLIGENCE, EQUITY, AT COMMON LAW, OR OTHERWISE. WITHOUT LIMITING THE FOREGOING, THE COMPANY SHALL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, SPECIAL, CONSEQUENTIAL, THIRD PARTY, ECONOMIC LOSS, LOST OPPORTUNITY, OR ANY OTHER DAMAGES OR LIABILITY WHATSOEVER TO ANY PERSON THAT MAY ARISE IN ANY CONNECTION WITH EITHER DURASKID PRODUCT, THIS AGREEMENT, OR ANY ACT OR OMISSION OF THE COMPANY.